Exhibit 99.1

NVIDIA REPORTS OPERATING RESULTS FOR SECOND QUARTER FISCAL YEAR 2006

For First Six Months of Fiscal 2006, Company Achieves Record Revenue and Increases Net Income 426 Percent

SANTA CLARA, CA. - August 11, 2005 - NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the second quarter of fiscal 2006 ended July 31, 2005.

For the second quarter of fiscal 2006, revenue was $574.8 million, compared to $456.1 million for the second quarter of fiscal 2005, an increase of 26 percent.  Net income for the second quarter of fiscal 2006 was $74.8 million, or $0.41 per diluted share, compared to net income of $5.1 million, or $0.03 per diluted share, for the second quarter of fiscal 2005, a net income increase of 1,362 percent.

Revenue for the six months ended July 31, 2005 was a record $1.16 billion, compared to revenue of $928.0 million for the six months ended July 25, 2004. Net income for the six months ended July 31, 2005 was $139.3 million, or $0.77 per diluted share, compared to net income of $26.5 million, or $0.15 per diluted share, for the six months ended July 25, 2004, a net income increase of 426 percent.

“Our financial performance is a result of the successful execution and delivery of many market-leading products and platform-changing initiatives. Strong year-over-year revenue growth in our desktop GPU, MCP and workstation product lines, combined with our intense focus on gross margin improvement led to our highest quarterly net income in three years,” stated Jen-Hsun Huang, president and CEO at NVIDIA. “Our continued success underscores the importance of our key long-term growth strategies - innovate and be the world GPU leader, expand and extend the reach of GPUs beyond the PC, and deliver total innovative market-defining platforms.”

Second Quarter Fiscal 2006 and Recent Highlights:

•	Gross margin improved 710 basis points over the gross margin for the second quarter fiscal 2005.
•	The NVIDIA nForce™ product line revenue increased 128 percent year-over-year and has achieved record revenue for three consecutive quarters.
•	The NVIDIA Quadro® workstation product line revenue increased almost 40 percent year-over-year and achieved record revenue.
•
Introduced and simultaneously delivered two new GeForce™ 7 graphics processing units (GPUs) - the GeForce 7800 GTX and the GeForce 7800 GT - designed for the enthusiast and performance desktop PC segments, respectively.

•	NVIDIA nForce4 SLI™ technology and dual GeForce 7800 GTX GPU are now featured in the new Dell XPS 600 desktop PC.
•	The NVIDIA GeForce 6600 GT GPU and the NVIDIA nForce4 SLI-based Asus A8N-SLI Deluxe motherboard earned the 2005 PC World “World Class” Award as best products of the year in hardware.
•
Introduced two new NVIDIA Quadro GPUs - the NVIDIA Quadro FX 4500 and NVIDIA Quadro FX 3450 - designed for the high-end and mainstream professional segments, respectively. Both GPUs support SLI technology.

•
NVIDIA extended share from 70 percent to 73 percent from the first calendar quarter of 2005 to the second calendar quarter of 2005 in the Performance DX9 Desktop GPU segment as reported in the Mercury Research Second Quarter PC Graphics Report 2005.

NVIDIA will conduct a conference call with analysts and investors to discuss its second quarter fiscal 2006 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (706) 679-0543. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site http://nvidia.com/ir and at http://www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its third quarter fiscal 2006.

About NVIDIA
NVIDIA Corporation is a worldwide leader in graphics and digital media processors. The Company’s products enhance the end-user experience on consumer and professional computing devices. NVIDIA graphics processing units (GPUs), media and communications processors (MCPs), and wireless media processors (WMPs) have broad market reach and are incorporated into a variety of platforms, including consumer and enterprise PCs, notebooks, workstations, PDAs, mobile phones, and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,100 people worldwide. For more information, visit the Company’s Web site at www.nvidia.com.

Certain statements in this press release including, but not limited to, our long-term growth strategies and initiatives, including being the world GPU leader, expanding the reach of the GPU beyond the PC, and delivery of total solutions and innovative platforms are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, continued market acceptance of new products and technologies, prohibitive pricing of new products and technologies, manufacturing costs and delays, demand for use of GPUs in devices other than the PC, continued demand for improved GPUs, difficulties in the development of new and enhanced products, the impact of technological development and competition, our dependence on third-party manufacturers, general industry trends including cyclical trends in the semiconductor and PC industries, the impact of competitive products and pricing alternatives, slower than expected or unanticipated changes in industry standards and interfaces and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-Q for its quarter ended May 1, 2005. These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.

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Copyright © 2005 NVIDIA Corporation.  All rights reserved.  All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 31,	July 25,	July 31,	July 25,
	2005	2004	2005	2004

Revenue	$574,812	$456,061	$1,158,658	$927,966

Cost of revenue	357,278	315,968	730,971	639,037

Gross profit	217,534	140,093	427,687	288,929

Operating expenses:
Research and development	85,814	85,420	171,727	163,170
Sales, general and administrative	51,683	50,874	99,741	98,080

Total operating expenses	137,497	136,294	271,468	261,250

Operating income	80,037	3,799	156,219	27,679

Interest and other income, net	5,219	2,600	9,592	5,407

Income before income tax expense	85,256	6,399	165,811	33,086

Income tax expense (A)	10,419	1,280	26,530	6,618

Net income	$74,837	$5,119	$139,281	$26,468

Basic net income per share	$0.44	$0.03	$0.83	$0.16

Diluted net income per share	$0.41	$0.03	$0.77	$0.15

Shares used in basic per share computation	168,943	166,252	168,795	165,711

Shares used in diluted per share computation	180,790	177,419	180,612	177,999

(A) The effective income tax rate for the three and six months ended July 31, 2005 was 12.2%, and 16%, respectively. The effective income tax rate for the three and six months ended July 25, 2004 was 20%.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	July 31,	January 30,
	2005	2005
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$717,546	$670,045
Accounts receivable, net	355,393	296,279
Inventories	300,955	315,518
Prepaid and other current assets	24,756	19,819
Deferred income tax asset	3,265	3,265

Total current assets	1,401,915	1,304,926

Property and equipment, net	178,951	178,955
Deposits and other assets	15,977	9,034
Goodwill	108,107	108,107
Intangible assets, net	23,268	27,514

Total assets	$1,728,218	$1,628,536

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$221,047	$238,223
Accrued liabilities	204,451	182,077
Current portion of capital lease obligations	-	856

Total current liabilities	425,498	421,156

Deferred income tax liability	20,754	20,754
Long-term liabilities	6,733	8,358

Stockholders' equity	1,275,233	1,178,268

Total liabilities and stockholders' equity	$1,728,218	$1,628,536